Exhibit 99.1
Stockholm, Sweden, February 13, 2019 (NYSE: VNE and SSE: VNE-SDB)
Financial Report October - December 2018

Financial Summary - Q4'18 • Consolidated Net Sales $535 million • Net Sales growth (10)%, Organic Sales* growth (9)% • Active Safety Sales growth 1%, Organic Sales* growth 3% • Operating Margin (14)%
2019 Outlook
•
Light vehicle production slightly down as compared to 2018
•
Organic Sales* are expected to be flat to decline slightly versus 2018
•
Currency translation impact on sales ~(2)% versus 2018
•
Operating margin weaker during H1'19, with improvement in H2'19

Business Highlights
•
FY'18 record order intake for Veoneer was more than $1.2 billion average annual sales, estimated lifetime order value ~$5.9 billion
•
FY'18 record order intake for Active Safety close to $900 million average annual sales, estimated lifetime order value ~$3.8 billion
•
Awarded a significant LiDAR contract with a major global OEM for an autonomous vehicle application
•
Hired ~350 engineers in RD&E during the fourth quarter and ~1,100 during FY'18 to prepare for future organic sales* growth
•
Organization refinement in combination with our market adjustment initiatives is expected to deliver efficiencies, agility and stronger customer engagement

Key Figures	Three Months Ended December 31					Year Ended December 31
Dollars in millions, (except where specified)	2018		2017		Change	2018		2017		Change
	$	%	$	%	$	$	%	$	%	$
Net Sales	535		593		(58)	2,228		2,322		(95)
Gross Profit / Margin	109	20.4%	124	20.9%	(15)	430	19.3%	466	20.1%	(36)
RD&E, net / % of Sales	(132)	(24.7)%	(95)	(16.0)%	(37)	(466)	(20.9)%	(375)	(16.2)%	(91)
Operating Loss / Margin	(75)	(14.0)%	(244)	(41.1)%	169	(197)	(8.8)%	(283)	(12.2)%	86
EBITDA1 / Margin	(47)	(8.8)%	(216)	(36.4)%	169	(87)	(3.9)%	(164)	(7.1)%	77
1 Non-U.S. GAAP measure reconciliation for EBITDA

Comments from Jan Carlson, Chairman, President and CEO

The environment around us is rapidly changing and we currently see a shift across the automotive and autotech industries. New technologies, creating new levels of interaction and driver support are starting to revolutionize driving, but we also see the driver being actively involved for years to come. We call this Collaborative Driving; the industry also calls it “Level 2+” driver support. At the same time there is also a growing realization that the introduction of truly self-driving cars will likely take longer and be more expensive than previously anticipated. This fundamental insight opens up new opportunities for companies, including Veoneer, but it also requires a reprioritization of resources.

In the near term there is also an increased uncertainty regarding the development of global light vehicle production (LVP). During the fourth quarter of 2018 we saw a sharp decline in the LVP in China and Western Europe and we anticipate that these markets will continue to show weakness in the first half of this year. We expect the situation to improve in the second half, but we currently expect a slight decline in the global LVP for the full year 2019.

In response to the larger role in the market for Collaborative Driving, the expected delay of self-driving, and the weaker LVP trend, we are actively reviewing our investment priorities and the focus of our product portfolio. Our purpose is to identify the most effective way to allocate talent and capital to meet these new market realities. In December we refined our organization to create a more agile and focused company, and during 2019 we expect our renewed organization, combined with other initiatives,to gradually start delivering efficiency gains and stronger customer engagement.

We expect the combined effects of a stronger LVP and new program launches in the second half of the year combined with our own efficiency and prioritization initiatives to start to lead to improved cash-flow in the latter part of the year. Assuming successful execution of these initiatives, we expect our net cash to cover our funding requirements until the Company reaches positive cash flow. However, additional funding may be required if order intake increases beyond our expectations, if the underlying near-term business conditions deteriorate further, or if we make acquisitions.

We build our 2019 plan on a strong base. In 2018, our order intake grew strongly to a record lifetime oder value of close to $6 billion. Active Safety orders almost doubled, and we expanded our Active Safety customer base from 9 to 12 car manufacturers. From a product perspective, I am particularly pleased with the strong market and customer reception of our vision products based on Veoneer’s internally developed software algorithms and the fact that we won our first major commercial LiDAR order with a global OEM.

We move forward in 2019 with a strong focus on capturing the opportunities in a new industry situation. By balancing growth, cost, and effective capital allocation we are building a focused, industry leading product portfolio, all with the objective to make Veoneer the leading company in our chosen business segments.

An earnings conference call will be held today, February 13, 2019 at 14:00 CET. To follow the webcast or to obtain the phone number/pin code, please see www.veoneer.com. The slide deck will be available on our website prior to the earnings conference call. See also the Non-U.S. GAAP Financial Measures section on page 10 of this earnings release for further disclosures.
*For these non-U.S. GAAP financial measures, and any others marked with an “ * ” throughout this earnings release, see the reconciliation tables in this earnings release, including the Non-U.S. GAAP Financial Measures section on page 10. See the Non-U.S. GAAP Financial Measures section for further discussion of the forward-looking organic sales non-U.S. GAAP financial measure.

1 (10)     13 February 2019

Financial Overview for the Quarter
Sales by Product

Consolidated Net Sales	Three Months Ended December 31				Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2018	2017	U.S. GAAP Reported		Currency		Organic[1]
	$	$	Chg. $	Chg.%	$	%	$	%
Restraint Control Systems	235	285	(50)	(18)%	1	—%	(51)	(18)%
Active Safety	197	196	2	1%	(4)	(2)%	5	3%
Brake Systems	103	112	(9)	(8)%	1	1%	(10)	(9)%
Total	$535	$593	$(58)	(10)%	$(1)	—%	$(56)	(9)%
1 Non-U.S. GAAP measure reconciliation for Organic Sales

Sales - Veoneer’s net sales decreased by approximately 10% to $535 million as compared to 2017. Organic sales* declined by approximately 9% while the change in sales due to currency translation effects was negligible for the quarter.
During the quarter, our organic sales developed essentially in-line with our internal expectations as well as our light vehicle production (LVP) assumptions. According to IHS, the LVP decline of more than 5% for the fourth quarter, was mainly attributable to China and Western Europe, which declined approximately 15% and 9%, respectively.
Restraint Control Systems - Net sales for the quarter of $235 million decreased by approximately 18% as compared to 2017. The organic sales decline of 18%, as expected, was attributable to the lower LVP in China and Western Europe and the phase out of Veoneer products on certain vehicle models in all major regions.

Active Safety - Net sales for the quarter of $197 million increased by 1% as compared to 2017. This improvement was driven by an organic sales increase of approximately 3%. The LVP in our major markets for Active Safety (Western Europe, North America, Japan and China) declined approximately 8% combined.
Strong demand for mono and stereo vision cameras, night vision systems and ADAS ECU's on several models accounted for the majority of the organic sales growth. This growth was mitigated by an unfavorable product and model mix and lower LVP with certain customers in Western Europe and North America.
Brake Systems - Net sales of $103 million for the quarter decreased by approximately 8% as compared to 2017. This sales decline is mainly due to an organic sales decline of approximately 9%, as expected, primarily driven by lower volumes on certain Honda vehicle models in China.

Income Statement
Gross Profit - The gross profit for the quarter of $109 million was $15 million lower compared to 2017. The volume and product mix effect that caused the lower organic sales was the main contributor. Net currency effects were negligible on the gross profit for the quarter.
Operating Loss - This quarter represents the second quarter with a standalone cost structure for the company.
The operating loss for the quarter of $75 million improved by $169 million as compared to 2017 which included a one-time goodwill impairment charge of approximately $234 million related to Brake Systems.
The planned increase in RD&E of $37 million, mainly related to the hiring of engineers to support customer projects for future sales growth and current development programs, and higher SG&A of $17 million, mostly related to the additional costs associated with being a standalone listed company, accounted for most of the change compared to 2017.
Net currency effects were negligible on the operating loss for the quarter.
The combined effect of the amortization of intangibles and other income was $4 million favorable as compared to 2017.

Net Loss - The net loss for the quarter of $119 million decreased by $137 million compared to 2017.
The operating loss decrease was partially offset by Veoneer’s net loss from its equity method investment (Zenuity) increase of $5 million to $18 million during the fourth quarter of 2018 compared to 2017. This is mostly due to the hiring of additional software engineers over the last 12 months. The loss from equity method investment was partially offset by higher interest income net of approximately $3 million.
Income tax expense for the quarter was $30 million as compared to a benefit of $2 million in 2017. The increase in tax expense was primarily related to pre-tax earnings of our profitable subsidiaries and a non-cash, one-time discrete tax item of $23 million in 2018.
Lastly, the non-controlling interest loss in Veoneer Nissin Brake Systems Joint Venture (VNBS) was $6 million as compared to $120 million in 2017 which included the goodwill impairment charge effect of approximately $113 million.
Loss per Share - The loss per share of $1.31 for the quarter as compared to a loss of $1.56 per share in 2017 improved due to the decrease in net loss attributable to controlling interest, as the share count was virtually unchanged. The goodwill impairment charge impact in 2017 was approximately $1.29 per share.

Cash Flow and Balance Sheet
Net cash used in operating activities - Net cash provided from operating activities of $1 million during the quarter was $48 million lower as compared to 2017. The higher net loss was partially offset by an improvement in net working capital*.

Net Working Capital - The net working capital* of $42 million at the end of the quarter was a decrease of $57 million as compared to the third quarter in 2018. The decrease was mainly due to timing effects.

Net cash used in investing activities - Net cash used in investing activities of $65 million during the quarter was $17 million higher as compared to 2017. The increase in capital expenditures of $25 million was partially offset by the lower investment in Zenuity in 2018.

Capital Expenditures - Capital expenditures of $65 million for the quarter increased by $25 million as compared to 2017. This level was higher than our 2018 expectation of high single digits as a percentage of sales due to higher investments in VNBS.

Cash and cash equivalents - Cash and cash equivalents of $864 million and short-term investments of $5 million at the end of the quarter, in combination declined by $55 million as compared to the prior quarter.
Shareholders Equity - Shareholders equity, excluding non-controlling interest, for the quarter of $1,826 million includes the cash liquidity provided from Autoliv immediately prior to the spin-off.

2 (10)     13 February 2019

Segment Overview for the Quarter

Electronics	Three Months Ended December 31						Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2018		2017		U.S. GAAP Reported		Currency		Organic[1]
	$	%	$	%	Chg. $	Chg.%	$	%	$	%
Net Sales	432		481		(49)	(10)%	(3)	(1)%	(47)	(11)%
Operating Loss / Margin	(50)	(11.6)%	(3)	(0.6)%	(47)
Segment EBITDA1 / Margin	(31)	(7.2)%	17	3.5%	(48)
Associates	7,105		5,898		1,207
1 Non-U.S. GAAP measure reconciliation for Organic Sales and EBITDA

Sales - The net sales in the Electronics segment decreased by $49 million to $432 million for the quarter as compared to 2017. This decline was mainly due to the organic sales decline in Restraint Control Systems of $51 million. The organic sales growth in Active Safety of $5 million was essentially offset by currency translation effects.
The quantities delivered during the quarter were 4.8 million and 2.2 million units for Restraint Controls Systems and Active Safety, respectively.
EBITDA - The EBITDA* for the Electronics segment decreased by $48 million to negative $31 million for the quarter as compared to 2017. This decline is mainly due to the increase in operating loss for the segment.

Operating Loss - The operating loss for the Electronics segment of $50 million increased $47 million for the quarter as compared to 2017 mainly due to the volume and product mix effect causing the lower organic sales in Restraint Control Systems and the planned increase in RD&E cost to support future organic sales growth and current development programs.
Associates - The number of associates in the Electronics segment increased by 301 to 7,105 as compared to the previous quarter in 2018. This increase is primarily due to the hiring of engineers to support the strong order intake for future growth in both Active Safety and Restraint Control Systems.

Brake Systems	Three Months Ended December 31						Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2018		2017		U.S. GAAP Reported		Currency		Organic[1]
	$	%	$	%	Chg. $	Chg.%	$	%	$	%
Net Sales	103		113		(10)	(9)%	1	1%	(11)	(11)%
Operating Loss / Margin	(7)	(6.8)%	(236)	(208.9)%	229
Segment EBITDA1 / Margin	2	1.5%	(228)	(201.9)%	229
Associates	1,452		1,586		(134)

1 Non-U.S. GAAP measure reconciliation for Organic Sales and EBITDA

Sales - The net sales decreased by $10 million to $103 million in the Brake Systems segment for the quarter as compared to 2017. This sales decline was mainly attributable to lower delivery volumes on certain Honda vehicle models, particularly in China.
The quantity delivered during the quarter was 0.5 million units for Brake Systems.
EBITDA - During the quarter EBITDA improved to $2 million for the Brake Systems segment as compared to negative $228 million in 2017. This was mainly due to the decrease in underlying operating loss of $5 million as the goodwill impairment charge in 2017 was $234 million.

Operating Loss - The operating loss for the Brake Systems segment improved to $7 million from $236 million as compared to 2017 mainly due to the goodwill impairment charge of $234 million in 2017. In addition the volume and product mix effect causing the lower organic sales and a slight increase in RD&E to support future organic sales growth was partially offset by a reduction in overhead costs.
Associates - The number of associates in the Brake Systems segment declined by 15 to 1,452 as compared to the previous quarter in 2018 primarily due to direct labor reductions related to the Honda sales decline.

Corporate and Other	Three Months Ended December 31
Dollars in millions, (except where specified)	2018		2017		U.S. GAAP Reported
	$	%	$	%	Chg. $	Chg.%
Net Sales	—		—		—	—%
Operating Loss / Margin	(17)	—%	(5)	—%	(12)
Segment EBITDA1 / Margin	(17)	—%	(4)	—%	(13)
Associates	43		—		43
1 Non-U.S. GAAP measure reconciliation for EBITDA

Operating Loss and EBITDA - The operating loss and EBITDA for Corporate and other increased to $17 million from $5 million and $4 million, respectively, as compared to 2017 mainly due to the additional SG&A costs associated with being a standalone listed company.

Associates - The number of associates in Corporate and other increased by 4 to 43 compared to the previous quarter in 2018 mainly related to the hiring of additional personnel for being a standalone listed company.
The associates and financial figures are not comparable since the 2017 financial results are based on carve-out basis accounting rules.

3 (10)     13 February 2019

Financial Overview Full Year
Sales by Product

Consolidated Net Sales	Year Ended December 31				Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2018	2017	U.S. GAAP Reported		Currency		Organic[1]
	$	$	Chg. $	Chg.%	$	%	$	%
Restraint Control Systems	974	1,073	(99)	(9)%	21	2%	(120)	(11)%
Active Safety	825	777	48	6%	(4)	(1)%	52	7%
Brake Systems	428	473	(45)	(9)%	7	1%	(51)	(11)%
Total	$2,228	$2,322	$(95)	(4)%	$24	1%	$(119)	(5)%
1 Non-U.S. GAAP measure reconciliation for Organic Sales

Sales - Net sales for the full year of 2018 decreased by $95 million to $2,228 million as compared to 2017.	Active Safety - Net sales of $825 million for the full year of 2018 increased by 6% as compared to 2017 due to an increase in organic sales of 7%.
The organic sales decline of 5% was partially offset by positive currency translation effects of 1%. The sales decline in Restraint Control Systems and Brake Systems, was mitigated by the Active Safety organic sales growth. We expect the sales trend in all three product areas to rebound starting in the latter part of 2019 and increasing in 2020.

Strong demand for vision systems and ADAS ECUs on multiple models accounted for most of the organic sales growth together with night vision systems to PSA and Audi. This strong growth was partially offset by the continued ramp-down of current GPS business with Ford and an underlying weaker LVP environment, particularly in Western Europe.

Restraint Control Systems - Net sales of $974 million for the full year of 2018 declined by 9% as compared to 2017. The 11% organic sales decline was mainly driven by the phase-out of certain models in North America and lower LVP in China and Western Europe in the second half of 2018.

Brake Systems - Net sales of $428 million for the full year of 2018 decreased by 9% as compared to 2017, mainly due to an organic sales decline of 11%, mostly due to lower volumes on certain Honda vehicle models, primarily in North America, and lower LVP in China.

Income Statement
Gross Profit - The gross profit of $430 million for the full year of 2018 was $36 million lower as compared to 2017. The volume and product mix effect causing the lower organic sales was partially offset by a net favorable currency benefit of around $10 million.

Net Loss - The net loss for the full year of 2018 of $294 million decreased by $50 million as compared to 2017. In addition to the operating loss impact, the Veoneer net loss from Zenuity increased by $32 million. The Zenuity net loss increase is mainly due to the higher net cost run-rate related to the hiring of software engineers and an additional quarter of cost in 2018, since the JV was formed in April 2017. ‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑
Interest income net increased by $6 million as compared to 2017. Income tax expense for 2018 was $42 million as compared to $30 million in 2017. The change in tax expense was primarily impacted by the change in mix of pre-tax earnings in our profitable subsidiaries and a non-cash, one-time discrete tax item of $23 million in 2018.‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑‑
The non-controlling interest loss in the VNBS JV was $19 million for 2018 as compared to $127 million loss in 2017 which included the goodwill impairment charge of $113 million.

Operating Loss - The operating loss of $197 million for the full year of 2018 decreased by $86 million as compared to 2017, including a net favorable currency benefit of $4 million. In 2017 the operating loss included a goodwill impairment charge related to VNBS of $234 million.

The planned increase in RD&E investments of $91 million, mainly related to the increase in engineers for future sales growth and current development programs, as well as $46 million higher SG&A, mainly resulting from the additional costs associated with being a standalone listed company, accounted for most of the change as compared to 2017.

These effects were partially offset by a decrease of $14 million in the amortization of intangibles related to historical acquisitions, and a $10 million increase in other income, both as compared to 2017.

Loss per Share - The loss per share for the full year of 2018 increased to $3.17 as compared to a loss of $2.49 per share in 2017 due to the increased net loss. The share count was virtually unchanged.

Cash Flow and Balance Sheet
Net cash used in operating activities - Net cash used in operating activities of $179 million for the full year of 2018 increased by $178 million as compared to 2017 mainly due to the change in net loss after considering the VNBS non-cash goodwill impairment charge in 2017.
Net Working Capital - The net working capital of $42 million at the end of the quarter was a decrease of $17 million since December 31, 2017. This decrease was mainly due to timing effects.
Net cash used in investing activities - Net cash used in investing activities of $185 million for the full year of 2018 was $45 million lower as compared to 2017. Higher capital expenditures were more than offset by lower affiliate investments and notes receivable.

Capital Expenditures - Capital expenditures during the full year of 2018 of $188 million was approximately 8% of sales and $78 million more as compared to 2017. This level as a percentage of sales was in-line with our expectation for the full year of 2018.

Associates	Dec. 31, 2018	Sep. 30, 2018	Jun. 30, 2018	Mar. 31, 2018	Dec. 31, 2017
Total Associates	8,600	8,310	7,937	7,567	7,484
Whereof: Direct Manufacturing	2,083	2,186	2,229	2,199	2,232
R,D&E	4,676	4,327	3,959	3,703	3,576
Temporary	1,329	1,254	1,246	1,146	1,151
The number of associates increased to 8,600 from 8,310 in the previous quarter, mainly due to the hiring of close to 350 engineers to support our future sales growth and current development programs. 1,100 engineers were hired during 2018 while temporary associates increased by 178.

4 (10)     13 February 2019

Segment Overview Full Year

Electronics	Year Ended December 31						Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2018		2017		U.S. GAAP Reported		Currency		Organic[1]
	$	%	$	%	Chg. $	Chg.%	$	%	$	%
Net Sales	1,799		1,850		(51)	(3)%	17	1%	(68)	(4)%
Operating Loss / Margin	(116)	(6.4)%	(14)	(0.7)%	(102)
Segment EBITDA1 / Margin	(43)	(2.4)%	67	3.6%	(110)
Associates	7,105		5,898		1,207
1 Non-U.S. GAAP measure reconciliation for Organic Sales and EBITDA

Sales - Net sales in the Electronics segment for the full year of 2018 decreased by $51 million to $1,799 million as compared to 2017. The difference was attributable to organic sales decline in Restraint Control Systems of approximately $120 million which was partially offset by Active Safety organic sales growth of around $52 million.

Operating Loss - The operating loss in the Electronics segment increased by $102 million to $116 million for the full year of 2018 as compared to 2017. The increase is mainly due to the volume and product mix effect causing the lower organic sales and a planned increase in RD&E costs to support future sales growth.

EBITDA - For the full year of 2018 the Electronics segment EBITDA of negative $43 million declined by $110 million as compared to 2017, which was partially offset by lower amortization of intangibles, mainly related to the effects of the MACOM acquisition.

Associates - The number of associates in the Electronics segment increased by approximately 1,207 since December 31, 2017 to 7,105 mainly due to increases in RD&E to support future organic sales growth and current development programs.

The quantities delivered for the full year 2018 were 18.7 million and 10 million units for Restraint Controls Systems and Active Safety, respectively.

Brake Systems	Year Ended December 31						Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2018		2017		U.S. GAAP Reported		Currency		Organic[1]
	$	%	$	%	Chg. $	Chg.%	$	%		%
Net Sales	428		476		(48)	(10)%	7	1%	(55)	(11)%
Operating Loss / Margin	(30)	(7.1)%	(247)	(51.9)%	217
Segment EBITDA1 / Margin	7	1.7%	(210)	(44.2)%	217
Associates	1,452		1,586		(134)
1 Non-U.S. GAAP measure reconciliation for Organic Sales and EBITDA

Sales - The net sales of $428 million in the Brake Systems segment for the full year of 2018 decreased by $48 million as compared to 2017. The decline was mainly attributable to lower volumes on certain Honda models, primarily in North America and lower LVP in China which was partially offset by higher volumes in Japan.

Operating Loss - The operating loss in the Brake Systems segment decreased by $217 million to $30 million for the full year of 2018 as compared to 2017 which included the goodwill impairment charge of $234 million. In addition, the volume and product mix effect causing the lower organic sales was partially offset by reduced overhead costs.

EBITDA - For the full year of 2018, the Brake Systems segment EBITDA of $7 million increased by $217 million as compared to 2017. This was mainly due to the goodwill impairment charge in 2017 of $234 million, which was partially offset by an increase in underlying operating loss.

Associates - The number of associates in the Brake Systems segment declined by 134 since December 31, 2017 to 1,452 mainly due to the reductions in direct manufacturing as well as production overhead and SG&A due to the decline in organic sales.

The quantity delivered for the full year 2018 was 1.9 million units for the Brake Systems segment.

Corporate and Other	Year Ended December 31
Dollars in millions, (except where specified)	2018		2017		U.S. GAAP Reported
	$	%	$	%	Chg. $	Chg.%
Net Sales	—		—		—	—%
Operating Loss / Margin	(51)	—%	(22)	—%	(29)
Segment EBITDA1 / Margin	(51)	—%	(21)	—%	(29)
Associates	43		—		43
1 Non-U.S. GAAP measure reconciliation for EBITDA

Operating Loss and EBITDA - The operating loss and EBITDA for Corporate and other for the full year of 2018 increased to $51 million from $22 million and $21 million, respectively, as compared to 2017 mainly due to the additional costs associated with being a standalone listed company.

Associates - The number of associates in Corporate and other increased to 43 as compared to December 31, 2017 mainly related to the hiring of additional personnel for being a standalone listed company.
The associate and financial figures are not comparable since the 2017 financial reports are based on carve-out basis accounting rules.

5 (10)     13 February 2019

2019 Outlook

Looking ahead into 2019 we are planning for a complex business environment. We are responding to light vehicle production fluctuations and uncertainties even as we prepare for a heavy new program launch schedule beginning in late 2019 and extending into 2020.

Our current customer call-offs and deliveries reflect a weak demand situation in China and Western Europe, which leads us to anticipate a decline in LVP during the first six months of 2019. At this time, we expect this demand to stabilize and return to growth during the second half of the year, resulting in the estimated full year LVP being slightly down in 2019 as compared to 2018.

Our sales during the first half of 2019 are expected to remain relatively flat sequentially from the second half of 2018, albeit a decline year over year, and then improve sequentially in the second half of 2019. Consequently, we estimate our organic sales will be flat to decline slightly for the full year 2019 while we estimate the currency translation impact to be approximately (2)% as compared to 2018.

As a result of our sales and RD&E development, in combination with the implementation of our market adjustment initiatives during 2019, we expect a weak operating margin and cash flow during the first half of the year. The first quarter in 2019 is expected to be weaker than the fourth quarter in 2018, with an anticipated improvement during the second half of 2019.

Based on the market opportunities ahead of us, we expect our 2019 order intake to be at least as strong as our performance in 2018.

Other Topics and Events

Filings - Please refer to www.veoneer.com or to our quarterly reports on Form 10-Q for definitions of terms used in this report. Veoneer’s quarterly reports on Form 10‑Q, press releases, current reports on Form 8-K and other documents filed with the SEC can be obtained free of charge from Veoneer at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Veoneer’s corporate website www.veoneer.com. The earnings call webcast slide presentation is posted on our corporate website.
Reporting Structure - Veoneer is organized according to product areas around its two segments, Electronics, which includes Restraint Control Systems and Active Safety, and Brake Systems, which is the VNBS JV. Products are Veoneer’s primary focus in running and reporting its business, as well as its customer focus. Consequently, although Veoneer discloses sales by region in accordance with its reporting obligations to the SEC, the Company does not believe it is particularly helpful to investors and does not intend to provide regular quarterly analysis and reporting details on sales by region or other comparisons versus light vehicle production to those regions.
Carve-Out Reporting - The first half 2018 and full year 2017 financial results for Veoneer have been prepared from the financial records of Autoliv, Inc. under specific carve-out basis accounting rules.
Definitions -
Order Intake - Estimated average annual sales attributable to documented new business awarded based on estimated average annual product volumes, average annual sales price for such products, and exchange rates.
Lifetime Order Value - Estimated total lifetime sales attributable to documented new business awarded based on estimated product volumes and pricing, and exchange rates.
Next Report - The next earnings report for the first quarter of 2019 is planned for Monday April 29, 2019.
Contacts:
Thomas Jonsson - EVP Communications & IR, +46 8 527 762 27 or Thomas.jonsson@veoneer.com and Ray Pekar - VP Investor Relations, +1 248 794 4537 or ray.pekar@veoneer.com.

Other and Subsequent Events -
November 12 - Nasdaq announced that Veoneer will be included in the OMXS Stockholm Benchmark Index.
December 20 - The Board of Directors set Wednesday May 8, 2019 as the date for the Company's Annual General Meeting for shareholders of record at the close of business on March 11, 2019 whom will be entitled to be present and vote at the meeting.
Veoneer Chief Financial Officer Mathias Hermansson announced that he has decided to leave the Company to seek new opportunities.
January 6 - Veoneer showcased Collaborative Driving at the 2019 Consumer Electronics Show (CES) in Las Vegas. In addition to hosting ride and drives of Veoneer technologies, for its various stakeholders, the Company displayed and demonstrated Pilot Assist Level 2+, 5G Connectivity along with internally developed Forward-Looking cameras using Deep Learning technology and its Zeus Supercomputer.
January 7 - Veoneer announced that it received a new customer contract award with a major global OEM to develop a next generation LiDAR system for an autonomous vehicle application.
January 8 - Veoneer announced that it achieved a new record order intake in 2018 with an estimated total life-time contract value of $5.9 billion corresponding to an average annual order value of more than $1.2 billion. Included in this these figures, the Company's growth engine, Active Safety also achieved a new record order intake with an estimated lifetime order value of $3.8 billion corresponding to an average annual sales value of close to $900 million.
Veoneer announced the appointment of Mats Backman as the new Chief Financial Officer. He will join the Company from Autoliv Inc. where he holds a similar position and intends to take over the Veoneer CFO role not later than July 2019.
January 28 - Veoneer's joint venture Zenuity received approval for performing hands-off self-driving tests on Swedish highways.
This report is information that Veoneer, Inc. is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the EVP Communications and IR set out above, at 12:00 CET on Wednesday February 13, 2019. Inquiries - Corporate website www.veoneer.com.

6 (10)     13 February 2019

Safe Harbor

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this report other than statements of historical fact, including without limitation, statements regarding management’s examination of historical operating trends and data, estimates of future sales (including estimates related to order intake), operating margin, cash flow, taxes or other future operating performance or financial results, are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “may,” “likely,” “might,” “would,” “should,” “could,” or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. We have based these forward-looking statements on our current expectations and assumptions and/or data available from third parties about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs.

New risks and uncertainties arise from time to time, and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Factors that could cause actual results to differ materially from these forward-looking statements include, without limitation, the following: cyclical nature of automotive sales and production; changes in general industry and market conditions or regional growth or decline; the ability of the Company to achieve the intended benefits from its separation from its former parent; our ability to be awarded new business or loss of business from increased competition; higher than anticipated costs and use of resources related to developing new technologies; higher raw material, energy and commodity costs; component shortages; changes in customer and consumer preferences for end products; market acceptance of our new products; dependence on and relationships with customers and suppliers; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; costs or difficulties related to the integration of any new or acquired businesses and technologies; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; product liability, warranty and recall claims and investigations and other litigation and customer reactions thereto; higher expenses for our pension and other post-retirement benefits, including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of future litigation, regulatory actions or investigations or infringement claims; our ability to protect our intellectual property rights; tax assessments by governmental authorities and changes in our taxes; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; political conditions; and other risks and uncertainties contained in our quarterly report and the disclosures made in the Company’s Information Statement included in the current report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on July 2, 2018.

For any forward-looking statements contained in this report or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Consolidated Income Statement	Three Months Ended December 31		Year Ended December 31
Dollars in millions, (except per share data)	2018	2017	2018	2017
Net sales	$535	$593	$2,228	$2,322
Cost of sales	(427)	(470)	(1,798)	(1,857)
Gross profit	$109	$124	$430	$466
Selling, general & administrative expenses	(44)	(27)	(156)	(110)
Research, development & engineering expenses, net	(132)	(95)	(466)	(375)
Goodwill impairment charge	—	(234)	—	(234)
Amortization of intangibles	(7)	(7)	(23)	(37)
Other income (expense), net	—	(4)	18	8
Operating loss	$(75)	$(244)	$(197)	$(283)
Loss from equity method investment	(18)	(13)	(63)	(31)
Interest net	3	—	6	—
Other non-operating items, net	(1)	(1)	—	(1)
Loss before income taxes	$(90)	$(258)	$(253)	$(314)
Income tax expense	(30)	2	(42)	(30)
Net loss[1]	$(119)	$(256)	$(294)	$(344)
Less: Net loss attributable to non-controlling interest	(6)	(120)	(19)	(127)
Net loss attributable to controlling interest	$(114)	$(136)	$(276)	$(217)
Net loss per share – basic[2]	$(1.31)	$(1.56)	$(3.17)	$(2.49)
Weighted average number of shares outstanding in millions[2]	87.17	87.13	87.16	87.13
 1 Including Corporate and other sales. 2 Basic numbers of shares used to compute net loss per share. Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from loss per share calculation.

7 (10)     13 February 2019

Consolidated Balance Sheet	December 31, 2018	September 30, 2018	June 30, 2018[1]	March 31, 2018[1]	December 31, 2017[1]
Dollars in millions
Assets
Cash & cash equivalents	$864	$919	$980	$—	$—
Short-term investments	5	5	—	—	—
Receivables, net	376	428	426	504	448
Inventories, net	172	166	157	161	154
Related party receivable	64	72	84	—	13
Prepaid expenses and contract assets	39	33	29	41	34
Other current assets	22	25	23	—	—
Total current assets	$1,543	$1,648	$1,699	$706	$649
Property, plant & equipment, net	499	456	415	398	362
Equity method investment	101	120	134	159	98
Goodwill	291	291	291	291	292
Intangible assets, net	102	102	109	121	122
Deferred tax assets	11	28	30	32	30
Related party notes receivable	1	—	—	—	76
Investments	8	7	5	—	—
Other non-current assets	77	75	66	54	34
Total assets	$2,632	$2,728	$2,749	$1,761	$1,663
Liabilities and equity
Accounts payable	$369	$350	$229	$326	$320
Related party payables	16	9	97	6	8
Accrued expenses	193	237	216	213	195
Income tax payable	9	10	12	42	41
Other current liabilities	47	24	30	36	26
Related party short-term debt	1	—	—	24	—
Total current liabilities	$636	$630	$584	$646	$590
Related party long-term debt	13	12	13	36	62
Pension liability	20	19	19	14	14
Deferred tax liabilities	13	16	20	17	17
Other non-current liabilities	25	11	11	10	22
Total non-current liabilities	$70	$58	$63	$77	$115
Equity
Common stock	87	87	87	—	—
Additional paid-in capital	1,938	1,929	1,915	—	—
Accumulated deficit	(181)	(68)	—	—	—
Net Former Parent investment	—	—	—	917	844
Accumulated other comprehensive income (loss)	(19)	(12)	(13)	—	(8)
Total Equity	$1,826	$1,936	$1,989	$917	$836
Non-controlling interest	101	104	113	121	122
Total Equity and non-controlling interests	$1,927	$2,040	$2,102	$1,038	$957
Total liabilities, Equity and non-controlling interests	$2,632	$2,728	$2,749	$1,761	$1,663
1Carve-out reporting due to the spin from Autoliv.

8 (10)     13 February 2019

Consolidated Cash Flow Statement	Three Months Ended December 31		Year Ended December 31
Dollars in Millions	2018	2017	2018	2017
Operating activities
Net loss	$(119)	$(256)	$(294)	$(344)
Depreciation and amortization	29	28	111	119
Goodwill, impairment charge	—	234	—	234
Contingent consideration write-down	—	—	(14)	(13)
Other, net	57	16	54	(7)
Change in operating assets and liabilities	34	27	(36)	10
Net cash used in operating activities [1]	$1	$49	$(179)	$(1)
Investing activities
Net decrease in related party notes receivable	—	3	76	(2)
Capital expenditures	(65)	(40)	(188)	(110)
Equity method investment	—	—	(71)	—
Short-term investments	—	—	(5)	—
Proceeds from sale of property, plant and equipment	1	2	4	7
Acquisition of intangible assets	(1)	—	(1)	—
Acquisition of businesses and interest in affiliates, net of cash acquired	—	(13)	—	(125)
Net cash used in investing activities	$(65)	$(48)	$(185)	$(230)
Financing activities
Net increase in short-term debt including related party	1	(4)	1	(4)
Cash provided at separation by Former Parent	—	—	980	—
Net transfers from Former Parent	19	5	294	184
(Decrease)/ increase in related party long-term debt	—	(2)	(49)	51
Net cash provided by financing activities	$20	$—	$1,226	$232
Effect of exchange rate changes on cash and cash equivalents	(12)	—	2	—
Increase in cash and cash equivalents	$(55)	$—	$864	$—
Cash and cash equivalents at beginning of period	919	—	—	—
Cash and cash equivalents at end of period	$864	$—	$864	$—
1 Non-U.S. GAAP measure comprised of Operating Cash Flow is the equivalent to “Net cash provided by operating activities”.

Key Ratios	Three Months Ended December 31		Year Ended December 31
Dollars in millions, (except where specified)	2018	2017	2018	2017
Gross Margin %[1]	20.4	20.9	19.3	20.1
SG&A %	8.2	4.5	7.0	4.7
RD&E %	24.7	16.0	20.9	16.2
Operating Margin %[2]	(14.0)	(41.1)	(8.8)	(12.2)
Depreciation and Amortization %	5.4	4.7	5.0	5.1
EBITDA %[3]	(8.8)	(36.4)	(3.9)	(7.1)
Capital Expenditures %	12.1	6.7	8.4	4.7
Net Working Capital[4]	42	59	42	59
Shareholders’ Equity[5]	1,826	836	1,826	836
Cash and Cash Equivalents	864	—	864	—
Weighted average number of shares outstanding (in millions)[6]	87.17	87.13	87.16	87.13
Loss per Share[6]	$(1.31)	$(1.56)	$(3.17)	$(2.49)
Total Shareholders’ Equity per Share	$20.94	$9.59	$20.94	$9.59
Number of Associates at period-end[7]	7,271	6,333	7,271	6,333
Number of Total Associates at period-end[8]	8,600	7,484	8,600	7,484
Days Receivables Outstanding[9]	74	71	72	73
Days Inventory Outstanding[10]	25	20	24	20
1 Gross profit relative to sales. 2 Operating income relative to sales. 3 See EBITDA reconciliation to net income on page 10. 4 Total current assets excluding cash and cash equivalents minus total current liabilities. 5 Excluding non-controlling interest. 6 Basic number of shares used to compute net loss per share. Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the loss per share calculation. 7 Employees with a continuous employment agreement, recalculated to full time equivalent heads. 8 Includes temporary hourly personnel. 9 Outstanding receivables relative to average daily sales. 10 Outstanding inventory relative to average daily sales.

9 (10)     13 February 2019

Non-U.S. GAAP Financial Measures

Non-U.S. GAAP financial measures are reconciled throughout this press release.
In this report we refer to organic sales or changes in organic sales growth, a non-U.S. GAAP financial measure that we, investors and analysts use to analyze the Company's sales trends and performance. We believe that this measure assists investors and management in analyzing trends in the Company's business because the Company generates approximately 65% of sales, a significant amount of sales, in currencies other than in U.S. dollars (its reporting currency) and currency rates have been and can be rather volatile. Additionally, the Company has historically made several acquisitions and divestitures. Organic sales and organic sales growth presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates on the Company’s performance. The tables in this report present reconciliation of changes in the total U.S. GAAP net sales changes in organic sales growth.

For any forward-looking statements contained in this report or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

The Company also uses in this report EBITDA, a non-U.S. GAAP financial measure, which represents the Company’s net income excluding interest expense, income taxes, depreciation and amortization. The Company also uses Segment EBITDA, a non-U.S. GAAP financial measure, which represents the Company’s EBITDA which has been further adjusted on a segment basis to exclude certain corporate and other items. We believe that EBITDA and Segment EBITDA are useful measures for management, analysts and investors to evaluate operating performance on a consolidated and reportable segment basis, because it assists in comparing our performance on a consistent basis. The tables below provide reconciliations of net income (loss) to EBITDA and Segment EBITDA.

The Company also uses in this report net working capital, a non-U.S. GAAP financial measure, which is defined as current assets (excluding cash and cash equivalents) less current liabilities. Management uses this measure to improve its ability to assess liquidity at a point in time. The table below provides a reconciliation of current assets and liabilities to net working capital.

Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

The forward looking non-U.S. GAAP financial measure used in this report is provided on a non-U.S. GAAP basis. Veoneer has not provided a U.S. GAAP reconciliation of this measure because items that impact this measure, such as foreign currency exchange rates, cannot be reasonably predicted or determined. As a result, such reconciliation is not available without unreasonable efforts and Veoneer is unable to determine the probable significance of the unavailable information.

Reconciliations of U.S. GAAP to Non-U.S. GAAP Financial Measures

Net Loss to EBITDA	Three Months Ended December 31		Year Ended December 31
Dollars in millions	2018	2017	2018	2017
Net Loss	$(119)	$(256)	$(294)	$(344)
Depreciation and amortization	29	28	111	119
Loss from equity method investment	18	13	63	31
Interest and other non-operating items, net	(3)	1	(7)	1
Income tax expense	30	(2)	42	30
EBITDA	$(47)	$(216)	$(87)	$(164)

Segment EBITDA	Three Months Ended December 31		Year Ended December 31
Dollars in millions	2018	2017	2018	2017
Electronics	(31)	17	(43)	67
Brake Systems	2	(228)	7	(210)
Segment EBITDA	$(30)	$(211)	$(36)	$(143)
Corporate and other	(17)	(4)	(51)	(21)
EBITDA	$(47)	$(216)	$(87)	$(164)

Working Capital to Net Working Capital	September 30, 2018	September 30, 2017	December 31, 2018	December 31, 2017
Dollars in millions
Total current assets	$1,648	$653	$1,543	$649
Total current liabilities	630	568	636	590
Working capital	$1,018	$85	$907	$59
Cash and cash equivalents	(919)	—	(864)	—
Net working capital	$99	$85	$42	$59

10 (10)     13 February 2019